Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Peter J. Meier, CFO
	Phone:	(610) 359-6903
	Fax:	(610) 359-6906

ALLIANCE BANCORP, INC. OF PENNSYLVANIA REPORTS SECOND QUARTER RESULTS AND REGULAR QUARTERLY CASH DIVIDEND

Broomall, Pennsylvania.  July 28, 2010 – Alliance Bancorp, Inc. of Pennsylvania (the “Company”) (NASDAQ Global Market:  ALLB) announced today its results for the quarter and six months ended June 30, 2010.  The Company also announced that its Board of Directors declared a regular quarterly cash dividend on the common stock of the Company of $.03 per share, payable on August 20, 2010 to shareholders of record at the close of business on August 6, 2010.

The Company reported net income of $78,000 or $.01 per share for the quarter ended June 30, 2010 as compared to net income of $213,000 or $.03 per share for the quarter ended June 30, 2009.  Net interest income increased $477,000 or 17.1% to $3.3 million while other income decreased $7,000 or 2.3% to $292,000 for the quarter ended June 30, 2010 as compared to the same period in 2009.  Other expenses increased $77,000 or 2.7% to $3.0 million and the provision for loan losses increased $575,000 to $650,000 for the quarter ended June 30, 2010 as compared to $75,000 for the same period in 2009.  Lastly, income tax benefit increased $47,000 to $130,000 for the quarter ended June 30, 2010 as compared to $83,000 for the same period in 2009.

The increase in net interest income was primarily due to a $662,000 or 27.1% decrease in interest expense on customer deposits as a result of a decrease in rates paid, which more than offset a $185,000 or 3.5% decrease in interest income as a result of lower yields on interest-earning assets.  In addition, the Company repaid $21.0 million in FHLB advances during the quarter which also had a favorable impact on net interest income.  The decrease in other income was primarily due to lower amounts of income from Bank owned life insurance.  The increase in other expenses primarily resulted from higher amounts of professional fees and provision for loss on other real estate owned which were partially offset by the prior period Federal Deposit Insurance Corporation (“FDIC”) special assessment of $195,000 recorded on June 30, 2009.  The increase in the provision for loan losses was primarily due to loan charge-offs of $455,000 which was primarily related to two commercial loan relationships, the level of delinquent loans and current economic conditions.   The increase in the income tax benefit was due to a lower level of taxable income.

For the six months ended June 30, 2010, net income amounted to $265,000 or $.04 per share as compared to net income of $625,000 or $.09 per share for the six months ended June 30, 2009.  Net interest income increased $724,000 or 12.9% to $6.3 million while other income decreased $31,000 or 5.3% to $559,000 for the six months ended June 30, 2010 as compared to the same period in 2009.  Other expenses increased $179,000 or 3.3% to $5.7 million and the provision for loan losses increased $1.0 million to $1.2 million for the six months ended June 30, 2010 as compared to $150,000 for the same period in 2009.  Lastly, income tax benefit increased $146,000 to $205,000 for the six months ended June 30, 2010 due to a lower level of taxable income.

The increase in net interest income was primarily due to a $1.2 million or 24.0% decrease in interest expense on customer deposits as a result of a decrease in rates paid, which more than offset a $472,000 or 4.5% decrease in interest income as a result of lower yields on interest-earning assets.  In addition, total borrowings were reduced by $22.0 million during the first six months of 2010 which had a favorable impact on net interest income.  The decrease in other income was primarily due to a $20,000 net loss on sale of real estate owned properties.  The increase in other expenses primarily resulted from increases in salaries and employee benefits and the provision for loss on other real estate owned which were partially offset by lower FDIC deposit insurance premiums.  The increase in the provision for loan losses was primarily due to the need for additional reserves taken in both the first and second quarter of 2010 that resulted from our quarterly valuation analysis for problem loans as well as charge-offs of $522,000 primarily related to two former commercial loan relationships.  The increase in the income tax benefit was due to a lower level of taxable income.

The Company’s total assets decreased $15.8 million or 3.4% to $448.4 million at June 30, 2010 as compared to $464.2 million at December 31, 2009.  Cash and cash equivalents decreased $8.5 million or 11.3% to $66.5 million and investment and mortgage-backed securities decreased $5.8 million or 7.7% to $69.8 million.  In addition, net loans receivable decreased $2.0 million or 0.7% to $283.0 million at June 30, 2010.  Customer deposits increased $6.0 million or 1.6% to $381.2 million while borrowings decreased $22.0 million or 62.6% to 13.1 million at June 30, 2010.  Total stockholders’ equity amounted to $48.6 million or 10.8% of total assets as of June 30, 2010.

Nonperforming assets increased $5.3 million to $16.1 million or 3.60% of total assets at June 30, 2010 as compared to $10.8 million or 2.33% of total assets at December 31, 2009.  The nonperforming assets at June 30, 2010 included $13.1 million in nonperforming loans and $3.0 million in other real estate owned.  The increase in nonperforming assets was due to a $6.1 million land and development loan for a mixed use commercial real estate project located in Bradenton, Florida being moved to non-accrual status as of March 31, 2010.  Overall, nonperforming loans included $1.7 million in single-family residential real estate loans, $1.4 million in commercial real estate loans, $9.8 million in real estate construction loans, $74,000 in commercial business loans and $206,000 in consumer loans.  The allowance for loan losses amounted to $4.2 million or 31.9% of nonperforming loans at June 30, 2010 as compared to $3.5 million or 45.1% at December 31, 2009.

Alliance Bancorp, Inc. of Pennsylvania is the holding company for Alliance Bank, a Pennsylvania chartered, FDIC-insured savings bank headquartered in Broomall, Pennsylvania.  Alliance Bank operates nine full-service branch offices located in Delaware and Chester Counties, Pennsylvania.

This news release contains forward-looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include the words “believe,” “expect,” “anticipate,” “intend’” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors – many of which are beyond the Company’s control – could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  The Company’s reports filed from time-to-time with the Securities and Exchange Commission describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company’s business and operations.  Forward-looking statements speak only as of the date they are made.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

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ALLIANCE BANCORP, INC. OF PENNSYLVANIA

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Interest income	$5,053	$5,238	$10,132	$10,604
Interest expense	1,783	2,445	3,787	4,983
Net interest income	3,270	2,793	6,345	5,621
Provision for loan losses	650	75	1,170	150
Other income	292	299	559	590
Other expenses	2,964	2,887	5,674	5,495
Income (Loss) before income tax benefit	(52)	130	60	566
Income tax benefit	(130)	(83)	(205)	(59)
Net income	$78	$213	$265	$625

Basic earnings per share	$0.01	$0.03	$0.04	$0.09

UNAUDITED SELECTED CONSOLIDATED FINANCIAL DATA
(In thousands)
			June 30,	December 31,
			2010	2009
Total assets			$448,446	$464,216
Cash and cash equivalents			66,456	74,936
Investment and mortgage-backed securities			69,842	75,691
Loans receivable - net			283,020	285,008
Deposits			381,210	375,254
Borrowings			13,112	35,090
Total stockholders' equity			48,567	48,445

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